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Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors
Owl Rock Capital Corporation II:

        We have audited and reported separately herein on the consolidated statements of assets and liabilities of Owl Rock Capital Corporation II (and subsidiaries) (the Company) as of December 31, 2017 and 2016, including the consolidated schedule of investments as of December 31, 2017, the related consolidated statements of operations, changes in net assets, and cash flows for the year ended December 31, 2017, and the related notes (collectively, the consolidated financial statements). The senior securities table included in the prospectus under the caption "Senior Securities" (Senior Securities Table) has been subjected to audit procedures performed in conjunction with the audit of the Company's consolidated financial statements. The Senior Securities Table is the responsibility of the Company's management. Our audit procedures included determining whether the Senior Securities Table reconciles to the consolidated financial statements or the underlying accounting records and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2.

        In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the consolidated financial statements taken as a whole.

/s/ KPMG LLP
New York, New York March 2, 2018

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  Exhibit (n)(2)
Report of Independent Registered Public Accounting Firm